ADVANCED SERIES TRUST

AST Franklin Templeton Founding Funds Allocation Portfolio

SUBADVISORY AGREEMENT

Agreement made as of this 30th day of April, 2012 between prudential Investments LLC (PI), a New York limited liability company and AST Investment Services) Inc. (formerly American Skandia Investment Services) Inc.) (AST), a Maryland corporation (together, the Co-Managers) and Franklin Advisers, Inc., a California corporation (Franklin Advisers or the Subadviser)

WHEREAS, the Co-Managers have entered into a Management Agreement (the Management Agreement) dated May 1, 2003, with Advanced Series Trust (formerly American Skandia Trust), a Massachusetts business trust (the Trust) and a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amen.ded (the 1940 Act), pursuant to which PI and AST act as Co-Managers of the Trust; and

WHEREAS, the Co-Managers, acting pursuant to the Management Agreement, desire to retain the Subadviser to provide investment advisory services to the Trust and one or more of its series as specified in Schedule A hereto (individually and collectively, with the Trust, referred to herein as the Trust) and to manage such portion of the Trust as the Co-Managers shall from time to time direct, and the Subadviser is willing to render such investment advisory services; and

NOW, THEREFORE, the Parties agree as follows:

1. (a.) Subject to the supervision of the Co-Managers and the Board of Trustees of the Trust (the Board), the Subadviser shall manage such portion of the Trust's portfolio as delegated to the Subadviser by the Co-Managers, including the purchase, retention and disposition thereof, in accordance with the Trust's investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus"), and subject to the following understandings:

(i) The Subadviser shall provide supervision of such portion of the Trust’s investments as the Co-Managers shall direct, and shall determine from time to time what investments, instruments, currencies, and securities will be purchased, retained, sold or loaned by the Trust, and what portion of the assets will be invested or held uninvested as cash.

(ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the copies of the Amended and Restated Declaration of Trust of the Trust, the By-laws of the Trust, the Prospectus of the Trust; and the Board approved policies and procedures of Trust as provided to it by the Co-Managers (collectively, the Trust Documents) and with the instructions and directions of the Co-Managers and of the Board) cooperate with the Co-Managers' (or their designees') personnel responsible for monitoring the Trust's compliance and will conform to, and comply with; the requirements of the 1940 Act, and all federal laws; rules, and regulations applicable to the Subadviser's performance of its duties under this Agreement. In connection therewith, the Subadviser shall, among other things, prepare and file such reports as are, or may in the future be required of it by the Securities and Exchange Commission (the Commission) with regard to its duties under this Agreement. The Co-Managers shall provide Subadviser timely with copies of any updated Trust Documents and the Subadviser shall not be required to comply with the updated Trust Documents until it has received them from the Co-Managers.

(iii) The Subadviser shall determine the securities, currencies, futures contracts and other investments and instruments to be purchased or sold by such portion of the Trust’s portfolio, as applicable, and may place orders with or through such persons, brokers, dealers, or futures commission merchants (including but not limited to any broker or dealer affiliated with the Co-Managers’ or the Subadviser) to carry out actions with respect to brokerage in compliance with the Trust's directed brokerage procedures and all applicable legal standards. In providing the Trust with investment supervision, it is recognized that the Subadviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Subadviser’s other clients may be a party. The Co-Managers (or Subadviser) to the Trust each shall have discretion to effect investment transactions for the Trust through broker-dealers (including, to the extent legally permissible, broker-dealers affiliated with the Subadviser(s) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and to cause the Trust to pay any such broker-dealers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the brokerage or research services provided by such broker-dealer, viewed in light of either that particular investment transaction or the overall responsibilities of the Co-Managers (or the Subadviser) with respect to the Trust and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission.

On occasions when the Subadviser deems the purchase or sale of a security, currency, futures contract, or other investment or instrument to be in the best interest of the Trust as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased. In such event, allocation of the securities, currencies, futures contracts, or other investment or instrument so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients.

(iv) The Subadviser shall, solely with respect to the assets of the Trust which are under its management pursuant to this Agreement, and based on inforrnation obtained from the Trust's administrator) custodian and other service providers act in conformity with the requirements of the Internatl Revenue Code of 1986, as amended (the "Code"), except that, unless otherwise requested in writing by the Trust or the Co-Managers, the obligations of Subadviser under the Code are limited to the Trust's compliance with Section 817(h) of the Code and the related rules and regulations promulgated thereunder. The parties acknowledge and agree that Subadviscr shall be deemed to have complied with the requirements of Section 817(h) of the Code and the related rules and regulations promulgated thereunder if and to the extent that the Co-Managers apprise Subadviser promptly after each quarter end of any potential non-compliance with such requirements and, if so advised, Subadviser as directed by the Co-Managers takes prompt corrective action in the time period prescribed by Section 817(h) of the Code and the rules and regulations promulgated thereunder so that the Trust, in the aggregate, shall once again comply with such requirements.

(v) The Subadviser shall maintain all books and records with respect to the Trust's portfolio transactions effected by it as required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act, and shall render to the Board such periodic and special reports as the Trustees may reasonably request. The Subadviser shall make reasonably available its emp10yees and officers for consultation with any of the Trustees or officers or employees of the Trust with respect to any matter discussed herein, including, without limitation, the valuation of the Trust's securities. Although the Subadviser may be required, at the request of the Co-Managers, to consult with the Co-Managers, the Board, or a committee of the Board in connection with the valuation of the Trust's assets and to, at the Subadviser's discretion, reasonably assist with other actions as contemplated under the Trust's valuation procedures as approved by the Board, the parties to this Agreement acknowledge that the Subadviser shall not be deemed to be the Trust’s valuation agent and that the Subadviser shall not be responsible for determining the Trust's net asset value per share or assisting in the calculation of the Trust's net asset value per share.

(vi) The Subadviser or an affiliate shall provide the Trust's Custodian on each business day with information relating to all transactions concerning the portion of the Trust's assets it manages, and shall provide the Co-Managers with such information upon request of the Co-Managers. (vii) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive and the Subadviser shall be free to render similar services to others. Conversely, the Subadviser and Co-Managers understand and agree that if the Co-Managers manage the Trust in a "manager-of-managers" style, the Co-Managers will among other things, (i) continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with the Subadviser (ii) periodically make recommendations to the Board as to whether the contract with one or more Subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Board regarding the results of its evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

(viii) The Subadviser acknowledges that the Co-Managers and the Trust intend to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-l under the 1940 Act, and the Subadviser hereby agrees that it shall not consult with any other subadviser to the Trust with respect to transactions in securities for the Trust's portfolio or any other transactions of Trust assets.

(b) The Subadviser may, to the extent permitted by its Code of Ethics and any other applicable internal policies and procedures, authorize and permit any of its directors, officers and employees who may be elected as Trustees or officers of the Trust to serve in the capacities in which they are elected. Services to be furnished by the Subadviser under this Agreement may be furnished through the medium of any of such directors, officers or employees.

(c) The Subadviser shall keep the Trust’s books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Co-Managers all information relating to the Subadviser’s services hereunder needed by the Co-Managers to keep the other books and records of the Trust required by Rule 31a-l under the 1940 Act or any successor regulation. The Subadviser agrees that all records which it maintains for the Trust are the property of the Trust and the Subadviser, and the Subadviser will surrender promptly to the Trust any of such records upon the Trust’s request, provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph (a) hereof

(d) In connection with its duties under this Agreement, the Subadviser agrees to maintain adequate compliance policies and procedures designed to ensure its compliance with the 1940 Act and the Investment Advisers Act of 1940,

(e) In furtherance of the Co-Manager’s obligation to oversee the Subadviser's compliance program under Rule 38a-l under the 1940 Act provided that a use and non-disclosure agreement or other similar agreement has been executed by the Co-Managers and the Subadviser (or its affiliates) and is in effect, the Subadviser shall furnish to the Co-Managers, upon their request, information relating to Subadviser's performance of its duties under this Agreement and its conformity with such compliance program.

(f) The Subadviser shall be responsible for the voting of all shareholder proxies with respect to the investments and securities held in the Trust's portfolio, subject to such reasonable reporting and other requirements as shall be established by the Co-Managers.

(g) The Subadviser agrees to: (1) assist with evaluating whether market quotations are readily available for the Trust's portfolio securities and whether those market quotations are reliable for purposes of valuing the Trust's portfolio securities and determining the Trust's net asset value per share; and (2) promptly notify the Co-Managers upon the occurrence of any event with respect to any of the Trust's portfolio securities that the Subadviser believes to be significant with respect to valuation of such portfolio security. Upon reasonable request from the Co-Managers, the Subadviser (through a qualified person) will assist the valuation committee of the Trust or the Co-Managers in valuing securities of the Trust as may be required from time to time, including making available information of which the Subadviser has knowledge related to the securiti.es being valued.

2. The Co-Managers shall continue to have responsibility for all services to be provided to the Trust pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser's performance of its duties under this Agreement. The Co-Managers shall provide (or cause the Trust's custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the portion of the Trust managed by the Subadviser, cash requirements and cash available for investment in such portion of the Trust, and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board that affect the duties of the Subadviser).

3. For the services provided pursuant to this Agreement, the Co-Managers shall pay the Subadviser as full compensation therefor, a monthly fee equal to the annualized percentage of the Trust's average daily net assets of the portion of the Trust managed by the Subadviser as described in the attached Schedule A. Expense caps or fee waivers for the Trust that may be agreed to by the Co-Managers, but not agreed to by the Subadviser, shall not cause a reduction in the amount of the payment to the Subadviser by the Co- Managers.

4. The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Trust or the Co-Managers in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this. Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Co-Managers of the Trust may have against the Subadviser under federal securities laws. The Co-Managers shall indemnify the Subadviser, its affiliated persons, its officers, directors and employees, for any liability and expenses, including attomeys' fees, which may be sustained as a result or the Co-Managers' willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 .Act and federal and state securities laws. The Subadviser shall indemnify the Co-Managers, their affiliated persons, their officers, directors and employees, for any liability and expenses, including attorneys' fees, which may be sustained as a result of the Subadviser's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal securities laws.

5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Trust .at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Co-Managers or the Subadviser at any time, without the paym.ent of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadviser agrees that it will promptly notify the Trust and the Co-Managers of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change of control (as defined in the 1940 Act) of the Subadviser. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Co-Managers at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 071 02-4077, Attention: Secretary (for PI) and One Corporate Drive, Shelton, Connecticut, 06484, Attention: Secretary (for AST); (2) to the Trust at Gateway Center three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary; or (3) to the Subadviser at Franklin Templeton Investments, One Franklin Parkway, San Mateo, California 94404 Attention: General Counsel.

6. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser's directors, officers or employees who may also be a Trustee, officer or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature; nor limit or restrict the Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

7(a). The parties agree that the names of the Subadviser and its affiliates and all of their respective logos, trademarks, service marks or trade names and any derivatives of such (collectively, the "Subadviser Property") are the valuable property of the Subadviser and its affiliates. During the term of this Agreement, the Co-Managers agree, subject to the terms of Section 7(b) of this Agreement, to furnish the Subadviser at its principal office all prospectuses, proxy statements; reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Trust or the public; which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing: (i) five (5) business days (or such other time as may be mutually agreed) after receipt thereof with respect to prospectuses and proxy statements which refer to the Subadviser in any way and (ii) three (3) business days (or such other time as may be mutually agreed) after receipt thereof with .respect to reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Trust or the public which refer to the Subadviser in any way. Sales literature may be furnished to the Subadviser hereunder by electronic mail, first-class or overnight mail, facsimile transmission equipment or hand delivery.

(b) Notwithstanding the forgoing, the Co-Managers and the Subadvisers agree that the Co-Managers, their affiliates, and the Trust may use Subadviser Property without the approval of the Subadviser: (i) to identify the Subadviser as the subadviser to the Trust as required by law or governmental regulations; (ii) in marketing materials for the Trust provided that such use is limited to; (1) identifying Subadviser and the services performed for the Trust by the Subadviser; (2) providing information about the Subadviser or its portfolio managers that is accurately derived from information provided or made public, by the Subadviser or its affiliates; and (3) naming the Portfolio “AST Franklin Templeton Founding Funds Allocation Portfolio." In addition, once a template for a particular type or class of sales literature or other materials prepared for distribution to Trust shareholders or the public which refer to the Subadviscr in any way has been approved by the Subadviser in accordance with this Section 7 (each, an "Approved Template"), all such sales literature or other materials of the same type or class based on the Approved Template shall be considered approved by the Subadviser and neither the Co-Managers not their affiliates shall be required to separately submit each individual piece of such sales literature or other materials to the Subadviser for its review or written approval, provided, however, that no material change relating to the description of the Trust or the Subadviser Property is made by to an Approved Template.

(c) Upon a termination or expiration of this Agreement, the Co-Managers shall, as promptly as reasonably practicable after a termination or expiration of this Agreement: (i) supplement or otherwise amend the Prospectus to indicate that "Franklin Advisers, Inc." no longer serves as a subadviser to the Trust and that the name of the Trust has been changed; (ii) discontinue any new production or publication of sales literature bearing the names "Franklin Advisers, Inc." or "Franklin Templeton" or any related name, mark, or logo; and (iii) "buckslip”; or otherwise supplement sales literature in the possession of the Co-Managers bearing the names "Franklin Advisers, Inc.” (or "Franklin Templeton" or any related name, mark, or logo to indicate that such firm no longer serves as a subadviser to the Trust. Notwithstanding the forgoing, the Co-Managers may, after any termination or expiration of this Agreement, retain copies of sales literature or other materials bearing the name "Franklin Advisers, Inc." or "Franklin Templeton" or any related name, mark or logo only to fulfill applicable legal, compliance, and regulatory requirements, and for their document retention purposes.

8. The Subadviser may, upon the Co-Managers’ review and written approval (which may be by electronic mail) of the relevant documents described below, as agent on behalf Of the Trust, enter into: (y) brokerage agreements and other documents to establish, operate and conduct all brokerage or other trading accounts and (z:) International Swaps and Derivatives Association, Inc. ("ISDA") Master Agreements, including any schedules and annexes to such agreements, releases, consents, elections and confirmations, limited partnership agreements, repurchase agreements, and such agreements and other documentation as may be required for the purchase or sale, assignment, transfer, and ownership of any permitted investment. The Co-Managers acknowledge and understand that the Trust and the Co-Managers, as applicable, will be bound by any such trading accounts established, and agreements and other documentation executed, by the Subadviser for such investment purposes as permitted hereunder.

9. The Co-Managers and the Subadviser acknowledge that, as of the date hereof, a third-party vendor that has been retained by the Trust and certain other registered investment companies advised by PI, AST, or their affiliates shall be responsible for the administration of securities class action claims for securities purchased by the Subadviser on behalf of the Trust. The Co-Managers shall notify the Subadviser in the event of any material change to the process for administering class action claims on behalf of the Trust. Should the Subadviser receive class action notices or related materials for the Trust involving securities purchased by the Subadviser on behalf of the Trust, the Subadviser shall use good faith efforts to transmit copies of such notices or materials to such third party vendor. Subadviser also shall otherwise satisfactorily complete questionnaires or certifications provided to Subadviser by the Co-Managers' compliance personnel in connection with bankruptcy matters, cases, or claims involving securities owned by the Trust.

10. Notwithstanding any other provision of this Agreement) the Subadviser may include the performance of the Trust attributable to the time period Subadviser provided services under this Agreement as part of any composite performance information of the Subadviser; provided, however, that neither the Subadviser nor any of its affiliates may use the Prudential logo, the "Rock" symbol or any other logo, trademark, service mark or trade name of Prudential Financial, Inc., the Co-Managers, or any of their affiliates, and any derivatives of such without the express written consent of both Co-Managers.

11. The Co-Managers understand, consent and agree that performance of the Trust will not be the same as, and may differ significantly from, the performance of any mutual fund for which the Subadviser or its affiliates serves as investment adviser (referred to herein as a "Franklin Templeton Fund"), including any Franklin Templeton Fund that may have investment goals and strategies that are similar to that of the Fund, based on, but not limited to, the following factors: (i) differences in: inception dates, cash flows, asset allocation, security selection, liquidity, income distribution or income retention, fees, fair value pricing procedures, and diversification methodology; (ii) use of different foreign exchange rates and different pricing vendors; (iii) ability to access certain markets due to country registration requirements; (iv) legal restrictions or custodial issues (v) legacy holdings in the Fund; (vi) availability of applicable trading agreements such as ISDAs, futures agreements or other trading documentation, (vii) restrictions placed on the account (including country, industry or environmental and social governance restrictions; and (viii) other operational issues that impact the ability of a fund to trade in certain instruments or markets. The Co-Managers further understand, consent and agree that any similarity of investment goals and strategies implemented by the Subadviser in connection with the Trust and any Franklin Templeton. Fund is subject to, among other things, the discretion and decisions of the board of directors/trustees of the respective funds.

12. The Subadviscr shall direct foreign exchange trading for unrestricted market portfolio trading purposes to broker/dealers on the basis of the Subadviser's best execution analysis and obligations. As of the date hereof. the Co-Managers make available to Subadviser conversion of currencies into and out of the base currency of the Trust in restricted markets and generally income repatriation transactions through the Trust's custodian. Subadviser shall assist the Co-Managers in monitoring and analyzing the performance of the Trust's custodian with respect to such functions. The Co-Managers shall notify the Subadviser in the event of any material change to the foreign currency conversion services provided by the Trust's custodian.

13. This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

14. This Agreement shall be governed by the laws of the State of New York.

15. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission. Such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PRUDENTIAL INVESTMENTS LLC

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: Senior Vice President

AST INVESTMENT SERVICES, INC.

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: President

FRANKLIN ADVISERS, INC.

By: /s/ Edward B. Jamieson

Name: Edward B. Jamieson

Title: President

SCHEDULE A

ADVANCED SERIES TRUST

EXECUTION COPY

As compensation for services provided by Franklin Advisers, Inc, Prudential Investments LLC and AST Investment Services, Inc. (formerly American Skandia Investment Services, Inc.) will pay Franklin Advisers, Inc. an advisory fee on the net assets managed by Franklin Advisers, Inc. that is equal, on an annualized basis, to the following:

Portfolio Name	Subadvisory Fee
AST Franklin Templeton Founding Funds Allocation Portfolio

0.625% of average daily net assets to S50 million;

0.4650% of average daily net assets from $50 million to $200 million;

0.3750% of average daily net assets from $200 million to $500 million; and

0.350% of average daily net assets exceeding $500 million

.

Dated as of April 30, 2012.